As filed with the Securities and Exchange Commission on September 11, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SIGNET JEWELERS LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

Clarendon House, 2 Church Street

Hamilton HM11, Bermuda

(441) 295-1422

(Address of principal executive offices and zip code)

SIGNET GROUP PLC 1993 EXECUTIVE SHARE OPTION SCHEME

(Full title of the plan)

Terry Burman

Chairman

Sterling Inc.

375 Ghent Road

Akron, Ohio 44313

(330) 668-5000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Mark Jenkins Group Company Secretary Signet Group plc 15 Golden Square London W1F 9JG United Kingdom	Michael Brady Partner Weil, Gotshal & Manges LLP One South Place London EC2M 2WG United Kingdom	Jeffrey J. Weinberg Partner Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York, 10153

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common shares, $0.18 par value	400,000	$22.21	$8,884,000	$349.15

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers additional shares of common stock and interests in the plan to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	In accordance with Rule 457(h), the maximum offering price per share has been calculated pursuant to Rule 457(c) based upon the average of the high and low sale price of the ordinary shares of the Predecessor Registrant (defined in the Explanatory Note below) on the London Stock Exchange of 62.88p on September 5, 2008, multiplied by twenty to reflect the Share Capital Consolidation (defined in the Explanatory Note below). The translation of pounds sterling into US dollars has been made at the noon buying rate on September 5, 2008 of £1.00 to $1.7660.

EXPLANATORY NOTE

On September 11, 2008, Signet Group plc (the “Predecessor Registrant”) completed a reorganization (the “Reorganization”) of its corporate structure through a scheme of arrangement (the “Scheme”) pursuant to Part 26 of the Companies Act 2006 of England and Wales, resulting in the formation of a new holding parent company, Signet Jewelers Limited (the “Registrant”). Pursuant to the Scheme, the existing ordinary shares of $0.009 each of the Predecessor Registrant were cancelled, the Predecessor Registrant issued new ordinary shares to the Registrant, thus becoming a wholly owned subsidiary of the Registrant, and the Registrant issued to the Predecessor Registrant’s former shareholders one new common share of $0.009 each in the capital of the Registrant in exchange for each cancelled ordinary share. Immediately upon the Scheme becoming effective, the Registrant implemented a share capital consolidation (also known as a reverse stock split) on a one-for-twenty basis, in respect of the common shares issued under the Scheme (the “Share Capital Consolidation”). The combined effect of the Scheme and the Share Capital Consolidation was that holders of ordinary shares of the Predecessor Registrant received one common share of $0.18 each in the capital of the Registrant (a “Common Share”) for every twenty ordinary shares held on the business day immediately prior to the date the Scheme became effective.

In accordance with General Instruction E of Form S-8, this Registration Statement is registering additional securities under the effective Registration Statement on Form S-8, No. 333-8964, filed with the Securities and Exchange Commission (the “Commission”) on June 17, 1998 by the Predecessor Registrant (the “Earlier Registration Statement”). The Earlier Registration Statement was amended by Post-Effective Amendment No. 1 filed with the Commission on September 11, 2008 by the Registrant in accordance with Rule 414(d) under the Securities Act of 1933, as amended, as successor to the Predecessor Registrant (the “Post-Effective Amendment”). The contents of the Earlier Registration Statement, as amended by the Post-Effective Amendment, is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on this 11th day of September 2008.

SIGNET JEWELERS LIMITED

By:	/s/ Walker Boyd
Name:	Walker Boyd
Title:	Group Finance Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

*	Group Chief Executive and Director (principal executive officer)	September 11, 2008
Terry Burman

/s/ Walker Boyd	Group Finance Director and Director (principal financial officer and principal accounting officer)	September 11, 2008
Walker Boyd

*	Chairman of the Board of Directors	September 11, 2008
Sir Malcolm Williamson

*	US Chief Executive and Director	September 11, 2008
Mark Light

*	Director	September 11, 2008
Robert Blanchard

*	Director	September 11, 2008
Dale W. Hilpert

*	Director	September 11, 2008
Russell Walls

A Majority of the Board of Directors

*By:	/s/ Walker Boyd
Walker Boyd
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of Signet Jewelers Limited in the United States, on this 11th day of September 2008.

By:	*
Terry Burman
Sterling Jewelers Inc.
Chairman

*By:	/s/ Walker Boyd
Walker Boyd
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Memorandum of Association of Signet Limited and Certificate of Incorporation on Change of Name to Signet Jewelers Limited (incorporated by reference to Exhibit 3.1 from Form 8-A filed by Signet Jewelers Limited on September 11, 2008)

4.2	Bye-laws of Signet Jewelers Limited (incorporated by reference to Exhibit 3.2 from Form 8-A filed by Signet Jewelers Limited on September 11, 2008)

*5.1	Opinion of Conyers Dill & Pearman

*23.1	Consent of KPMG Audit Plc

*23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

*24.1	Power of Attorney

99.1	Signet Group plc 1993 Executive Share Option Scheme (incorporated by reference to Exhibit 99.1 from Post-Effective Amendment No. 1 to Form S-8 filed by Signet Jewelers Limited on September 11, 2008)

*	Filed herewith.

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